United States
       SECURITIES AND EXCHANGE COMMISSION
             Washington, D.C. 20549            -------------------------------
                                               |          OMB APPROVAL        |
                     FORM 15                   |                              |
                                               |  OMB Number  3235-0167       |
                                               |  Expires: October 31, 2004   |
                                               | Estimated average burden     |
                                               |  hours per response .. 1.50  |
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number: 1-4753

                     Puerto Rican Cement Company, Inc.
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           (Exact name of registrant as specified in its charter)

                           Amelia Industrial Park
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                        Guaynabo, Puerto Rico 00968
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                               (787) 783-3000
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Common Stock, par value U.S. $1.00 per share
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          (Title of each class of securities covered by this Form)

                                    None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

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Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/           Rule 12h-3(b)(1)(i)      /X/
     Rule 12g-4(a)(1)(ii)   /_/           Rule 12h-3(b)(1)(ii)     /_/
     Rule 12g-4(a)(2)(i)    /_/           Rule 12h-3(b)(2)(i)      /_/
     Rule 12g-4(a)(2)(ii)   /_/           Rule 12h-3(b)(2)(ii)     /_/
                                          Rule 15d-6               /_/

Approximate number of holders of record as of the certification or notice date: 1 (One)

Pursuant to the requirements of the Securities Exchange Act of 1934, Puerto Rican Cement Company, Inc.has caused this certification/ notice to signed on its behalf by the undersigned duly authorized person.

                                       PUERTO RICAN CEMENT COMPANY, INC.


Date:  August 7, 2002____________      By:      /s/ Jill Simeone
                                          -----------------------------------
                                            Name:  Jill Simeone
                                            Title: Director

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature. SEC 2069 (11-01)